Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

American Airlines, Inc.

and

US Airways, Inc.

Dated as of December 28, 2015

-i-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 28, 2015, between American Airlines, Inc., a Delaware corporation (the “Surviving Corporation”), and US Airways, Inc., a Delaware corporation (the “Constituent Corporation” and together with the Surviving Corporation, the “Merging Corporations”).

RECITALS

WHEREAS, pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”) a Delaware corporation may merge with and into another Delaware corporation;

WHEREAS, the Merging Corporations have determined to merge, with the Constituent Corporation being merged with and into the Surviving Corporation and the Surviving Corporation continuing as the surviving entity in such merger (the “Merger”);

WHEREAS, the respective Boards of Directors of each of the Merging Corporations have, by resolutions duly adopted, declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of their respective sole stockholders, and approved and declared advisable this Agreement; and

WHEREAS, it is intended that, for federal income tax purposes, the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute the adoption of a plan of reorganization within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the premises, and of the agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Effective Time

1.1 Effective Time. Following the satisfaction of the conditions set forth in Article IV, the Merging Corporations shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL at such time as the Merging Corporations may mutually agree, such agreement to be evidenced by the filing of the Certificate of Merger. The Merger shall become effective at the time specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

1.2 Effects of the Merger. At the Effective Time, the Constituent Corporation shall, pursuant to the DGCL, be merged with and into the Surviving Corporation, and the Surviving Corporation shall continue to exist as the surviving corporation under its present name, and the separate existence of the Constituent Corporation shall cease.

ARTICLE II

Effects of the Merger

2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger, and without any further action on the part of the Merging Corporations:

(a) Cancellation of Shares of the Constituent Corporation. Each share of capital stock of the Constituent Corporation issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by any holder thereof, no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Shares of the Surviving Corporation. Each share of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall not be converted or exchanged in any manner and shall continue to remain outstanding.

2.2 No Further Ownership Rights in the Constituent Corporation’s Stock. From and after the Effective Time, (i) all holders of certificates representing the Constituent Corporation’s outstanding capital stock shall cease to have any rights as stockholders of the Constituent Corporation, and (ii) the stock transfer books of the Constituent Corporation shall be closed with respect to all shares of capital stock of the Constituent Corporation outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the capital stock of the Constituent Corporation that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of capital stock of the Constituent Corporation are presented to the Surviving Corporation, such certificates shall be canceled.

2.3 Effect on the Rights, Assets and Liabilities of the Constituent Corporation. At the effective time, pursuant to Section 259 of the DGCL and without any further action, all of the rights, privileges powers and franchises of the Constituent Corporation, and all property, real, personal and mixed, and all debts due to the Constituent Corporation, as well as all other things in action or belonging to the Constituent Corporation, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall thereafter be the property of the Surviving Corporation as they were of the Constituent Corporation, and the title to any real property vested by deed or otherwise, under the laws of the State of Delaware in the Constituent Corporation shall not revert or be in any way impaired by reason of Section 259 of the DGCL; but all rights of creditors and all liens upon any property of the Constituent Corporation shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporation shall attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

ARTICLE III

Covenants

3.1 Constituent Corporation Stockholder Approval. As promptly as practicable following the execution of this Agreement, the Constituent Corporation shall submit the adoption of this Agreement and the approval and authorization of the Merger and all of the other transactions contemplated by this Agreement to the Constituent Corporation’s sole stockholder for its consideration and approval (the “Constituent Corporation Stockholder Approval”).

3.2 Surviving Corporation Stockholder Approval. As promptly as practicable following the execution of this Agreement, the Surviving Corporation shall submit the adoption of this Agreement and the approval of the Merger and all of the other transactions contemplated by this Agreement to the Surviving Corporation’s sole stockholder for its consideration and approval (the “Surviving Corporation Stockholder Approval”).

ARTICLE IV

Conditions

The respective obligations of each of the Surviving Corporation and the Constituent Corporation to file the Certificate of Merger and consummate the Merger shall be subject only to (a) the effectiveness of the merger of US Airways Group Inc., a Delaware corporation, with and into American Airlines Group Inc., a Delaware corporation, with American Airlines Group Inc. surviving, (b) the Constituent Corporation obtaining the Constituent Corporation Stockholder Approval and (c) the Surviving Corporation obtaining the Surviving Corporation Stockholder Approval.

ARTICLE V

Miscellaneous and General

5.1 Other Actions. If, at any time, the Surviving Corporation shall determine or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect, and/or confirm, of record or otherwise, in the Surviving Corporation the title to any property and/or rights of the Constituent Corporation that are acquired or to be acquired by or as a result of the Merger, the Surviving Corporation’s board of directors and/or officers and/or their respective designees, as applicable, hereby are severally and fully authorized to execute and deliver such proper deeds, assignments and assurances in law and take such other actions as may be necessary or proper in the name of the Constituent Corporation to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the purposes of this Merger Agreement.

5.2 Modification, Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the Merging Corporations may modify or amend this Agreement by mutual written agreement of the Merging Corporations.

5.3 Termination. Subject to the provisions of applicable law, at any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned by mutual written agreement of the Merging Corporations or upon receipt of a Merging Corporation’s written notice terminating this Agreement from the other Merging Corporation.

5.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

5.5 Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

5.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.7 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive. The words “hereof” and “herein” and word of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Where a reference in this Agreement is made to a Section or Article, such reference shall be to a Section or Article to, this Agreement unless otherwise indicated. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SURVIVING CORPORATION:

AMERICAN AIRLINES, INC.

By:	/s/ W. Douglas Parker
Name: W. Douglas Parker
Title: Chief Executive Officer

CONSTITUENT CORPORATION:

US AIRWAYS, INC.

By:	/s/ J. Scott Kirby
Name: J. Scott Kirby
Title: President

[Signature Page to Agreement and Plan of Merger]